Exhibit 10.47

355 Madison Ave
Morristown, NJ 07960
P: (973) 538-1194
F: (973) 538-1196

www.boomerangsystems.com
We Make Real Estate ™

October 31, 2011

Dear Investor:

You hereby have made various loans to the Company in the month of October 2011 totaling $676,000.   You agree that upon the finalization of the documents related to the private placement by the Company of convertible notes and warrants that you will convert the loan into an equivalent amount of convertible note and warrants being issued in such private placement as if you had invested the amount of loan in the private placement.  Please acknowledge your agreement to the foregoing.

Sincerely,	Agreed and Accepted:

/s/ Joseph R. Bellantoni	/s/ John Steinbach
Joseph R. Bellantoni	By: John Steinbach, Pres.
CFO	Atlantic & Madison of NJ Corp